Exhibit 99.1

SignPath Pharma Announces IND Approval of Liposomal Curcumin for Clinical Trials of Drug Resistant Non-Small Cell Lung Cancer and Progressive Parkinson’s Disease

Quakertown, PA, June 3, 2014– SignPath Pharma, Inc. (SGTH), a private, fully-reporting and non-trading development stage biotechnology company developing novel therapeutics based on its use of pure synthesized curcumin to target cancer cells or tumor-initiating cells, today announced that it has received allowance to proceed with clinical trials in the United States.

Successive patients with refractory metastatic or recurrent non-small cell lung cancers will receive ascending doses of LipocurcTM intravenous infusions once weekly for 8 weeks (one cycle) in order to determine the optimal safe dosage schedule. The trial plans to enroll 20-24 patients with the same cancer, and secondarily observe objective tumor response rates, progression free survival, and overall survival. The analysis will include biomarkers, and the best overall improvement between pre-treatment and up to eight weekly treatments to determine optimal safe dosage. Additionally, the mean number of evaluable patients who exhibit overall tumor shrinkage (i.e., the disease control rate) will be determined. SignPath Pharma will also record partial responses, stable disease, and progressive disease by RECIST criteria. These data will allow the selection of dosage and clinical indications for phase 2 and phase 3 clinical trials.

A separate indication, progressive Parkinson’s disease will enroll 9-12 patients in order to determine the optimal safe dosage schedule, and will be followed by a phase 2 and phase 3 clinical trial.

Dr. Lawrence Helson, Chief Executive Officer and President at SignPath Pharma, Inc., noted, “As our first pharmaceutical candidate, we believe this is a very important clinical step in the further development of liposomal curcumin to treat recurrent cancers and neurologic disorders.”

About Signpath Pharma, Inc.

Signpath Pharma is a development stage biotechnology company founded in 2006. Its lead compound curcumin is 99.2% pure synthesized diferuloylmethane. Curcumin has an extensive and long history of use as a mixture of curcuminoids in extracts of the root of the Curcuma longa plant. Traditional use of curcumin has been restricted to topical skin and gastrointestinal conditions because of negligible absorption when given orally. To extend its clinical use Signpath is developing two different intravenous nanoparticle-sized formulations; liposomal, and an extended release formulation. Proof of efficacy of these formulations against animal models of Parkinson’s disease and human tumor xenografts in mice has been established.